                                                                   EXHIBIT 10.33

            AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT


         THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment"), dated as of June 22, 2001, is by and among SYKES ENTERPRISES, INCORPORATED, a Florida corporation (the "Borrower"), certain Subsidiaries of the Borrower, as Guarantors (the "Guarantors"), the various lending institutions parties hereto and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (in such capacity, the "Agent").

                              W I T N E S S E T H:

         WHEREAS, the Borrower, the Guarantors, the various lending institutions parties hereto and the Agent are parties to that certain Amended and Restated Credit Agreement, dated as of May 2, 2000, (the "Existing Credit Agreement"); and

         WHEREAS, the Borrower, the Guarantors, the Required Lenders (as defined in the Existing Credit Agreement) and the Agent have agreed to amend the Existing Credit Agreement as set forth herein.

         NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereby agree as follows:

                                        I
                                   DEFINITIONS

         SECTION 1.1. Certain Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

         "Amended Credit Agreement" means the Existing Credit Agreement as amended hereby.

         "Amendment No. 1 Effective Date" is defined in Section 3.1.

         SECTION 1.2. Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Amended Credit Agreement.

                                       II
                     AMENDMENTS TO EXISTING CREDIT AGREEMENT

         Effective as of the Amendment No. 1 Effective Date, the Existing Credit Agreement is hereby amended in accordance with these Sections 2.1 through 2.5. Except as so amended, the Existing Credit Agreement, the Notes and the other Credit Documents shall continue in full force and effect.

         SECTION 2.1.  Amendments to Section 1.

                  (a) Section 1.1 of the Existing Credit Agreement is hereby amended by inserting, in the alphabetically appropriate place, the following definition:

                           "Amendment No. 1" means Amendment No. 1 to Credit
                  Agreement, dated as of June 22, 2001, among the Borrower, the Guarantors, the Required Lenders and the Agent, amending this Credit Agreement as then in effect.

                  (b) Section 1.1 of the Existing Credit Agreement is hereby amended by amending in their entirety the definitions for "Aggregate Revolving Committed Amount" and "Applicable Percentage" to read as follows:

                           "Aggregate Revolving Committed Amount" means the
                  aggregate amount of Revolving Commitments in effect from time to time, being currently ONE HUNDRED MILLION DOLLARS ($100,000,000).

                           "Applicable Percentage" means for any day, the rate
                  per annum set forth below opposite the applicable Consolidated Leverage Ratio then in effect, it being understood that the Applicable Percentage for (i) Base Rate Loans shall be the percentage set forth under the column "Base Rate Margin", (ii) Eurocurrency Loans and the Letter of Credit Fee shall be the percentage set forth under the column "Eurocurrency Margin and Letter of Credit Fee" and (iii) the Commitment Fee shall be the percentage set forth under the column "Commitment Fee".


                     Pricing         Consolidated          Base Rate          Eurocurrency         Commitment
                      Level            Leverage              Margin       Margin and Letter of        Fee
                                         Ratio                                 Credit Fee
                   ------------- ---------------------- ----------------- ---------------------- ---------------
                        I               > 1.75               0.50%                2.25%              0.40 %
                        II        > 1.25 but <= 1.75         0.25%                2.00%              0.375%
                       III        > 0.75 but <= 1.25            0%                1.75%              0.35 %
                        IV        > 0.25 but <= 0.75            0%                1.50%              0.325%
                        V               <= 0.25                 0%                1.25%              0.30 %

                  The Applicable Percentage shall be determined and adjusted quarterly on the date five (5) Business Days after the date by which the annual and quarterly compliance certificates and related financial statements and information are required in accordance with the provisions of Sections 7.1(a) and (b) and
                  Section 7.2(b), as appropriate (each date of a rate change as described in the sentence hereafter referred to as a "Rate Determination Date"); provided that (i) the current Applicable Percentages shall be based on Pricing Level V, shall be effective on the Amendment No. 1 Effective Date and shall be adjusted as shown above based on the Consolidated Leverage Ratio; and (ii) in the event an annual or quarterly compliance certificate and the related financial statements and information are not delivered timely by the date required by the provisions of Sections 7.1(a) and (b) and Section 7.2(b), as appropriate, the Applicable Percentages shall be based on Pricing Level I until such time as an appropriate compliance certificate and the related financial statements and information are delivered, whereupon the applicable Pricing Level shall be adjusted based on the information contained in such compliance certificate and related financial statements and information. The Applicable Percentage shall be effective from a Rate Determination Date until the next such Rate Determination Date. The Agent shall determine the appropriate Applicable Percentages in the pricing matrix that is based on the Consolidated Leverage Ratio promptly upon receipt of the quarterly or annual compliance certificate and related financial information and shall promptly notify the Borrower and the Lenders of any change thereof. Such determinations by the Agent shall be conclusive absent manifest error. Adjustments in the Applicable Percentages shall be effective as to existing Extensions of Credit as well as new Extensions of Credit made thereafter.

         SECTION 2.2. Amendment to Sections 7.9(b) and 7.9(c). Sections 7.9(b) and 7.9(c) of the Existing Credit Agreement are hereby amended in their entirety to read as follows:

                  (b) Consolidated Leverage Ratio. There shall be maintained, as of the end of each fiscal quarter (commencing with the fiscal quarter ending June 30, 2001), a Consolidated Leverage Ratio of not greater than 2.50 to 1.0.

                  (c) Consolidated Fixed Charge Coverage Ratio. There shall be maintained, as of the last day of each fiscal quarter, a Consolidated Fixed Charge Coverage Ratio of no less than the ratio shown below opposite the applicable period corresponding thereto:

                                  Period                                             Ratio
                                  ------                                             -----
                  Through June 30, 2001                                            1.40 to 1.00
                  July 1, 2001 through September 30, 2001                          1.70 to 1.00
                  October 1, 2001 through December 31, 2001                        2.00 to 1.00
                  January 1, 2002 and thereafter                                   2.20 to 1.00

         SECTION 2.3. Amendment to Sections 8.3(d) and 8.3(e). Sections 8.3(d) and 8.3(e) of the Existing Credit Agreement are hereby amended in their entirety to read as follows:

                  (d) Acquire all or any portion of the capital stock or securities of any other Person or purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any substantial part of the Property of any other Person, unless (i) the aggregate cash cost of any such individual acquisition (which includes assumed Indebtedness) in any fiscal year shall not exceed $25,000,000; and (ii) the aggregate cash cost of all such acquisitions (which shall include assumed Indebtedness) shall not in any fiscal year exceed $50,000,000; provided, however, the foregoing restrictions shall only be applicable to a particular transaction if, after giving effect to such transaction, Consolidated Funded Debt exceeds cash and Cash Equivalents of the Consolidated Group;

                  (e) Make Capital Expenditures in any fiscal year in excess of 25% of revenues for the prior fiscal year; provided, however, the foregoing restriction shall only be applicable to a particular transaction if, after giving effect to such transaction, Consolidated Funded Debt exceeds cash and Cash Equivalents of the Consolidated Group.

         SECTION 2.4. Amendment to Section 8.7. Section 8.7 of the Existing Credit Agreement is hereby amended in its entirely to read as follows:

                  8.7      RESTRICTED PAYMENTS.

                  Make or permit any Restricted Payments if such Restricted Payment would (i) cause the Borrower to be in violation of any of the financial covenants set forth in Section 7.9 or (ii) in any fiscal year, cause the aggregate amount of all Restricted Payments in such fiscal year to exceed five percent (5%) of Consolidated Net Worth as of the end of the preceding fiscal year.

         SECTION 2.5. Amendment to Schedules. Effective on (and subject to the occurrence of) the Amendment No. 1 Effective Date, Schedule 2.1(a) and Schedule
6.6 to the Existing Credit Agreement are hereby deleted in their entirety and new Schedules 2.1(a) and 6.6 attached hereto are substituted therefor.


                                       III
                           CONDITIONS TO EFFECTIVENESS

         SECTION 3.1. Amendment No. 1 Effective Date. This Amendment shall be and become effective as of the date hereof (the "Amendment No. 1 Effective Date") when all of the conditions set forth in this Section 3.1 shall have been satisfied, and thereafter, this Amendment No. 1 shall be known, and may be referred to, as "Amendment No. 1."

                  SECTION 3.1.1. Execution of Counterparts. The Agent shall have received (including by telecopy) counterparts of this Amendment No. 1 which shall have been duly executed on behalf of the Borrower, the Guarantors, the Agent and the Required Lenders.

                  SECTION 3.1.2. Legal Details, Etc. All documents executed or submitted pursuant hereto shall be reasonably satisfactory in form and substance to the Agent and its counsel prior to or by the time of closing. Prior to or by the time of closing, the Agent and its counsel shall have received all information, and such counterpart originals or such certified or other copies of such originals, as the Agent or its counsel may reasonably request, and all legal matters incident to the transactions contemplated by this Amendment No. 1 shall be reasonably satisfactory to the Agent and its counsel.

                  SECTION 3.1.3. Payment of Amendment Fee. The Borrower shall have paid to the Agent a fee in connection with this Amendment in an amount equal to 0.20% multiplied by the aggregate Revolving Commitments (after giving effect to this Amendment) of the Consenting Lenders (as defined below) such fee being for the account of each such Lender pro rata according to such Lender's Revolving Commitment; provided, however, that such fee shall be payable only to those Lenders (the "Consenting Lenders") that shall have returned executed signature pages to this Amendment no later than 5:00 P.M. EDT on Thursday, June 21, 2001, as directed by the Agent.


                                       IV
                                  MISCELLANEOUS

         SECTION 4.1. Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders that, after giving effect to this Amendment, (a) no Default or Event of Default exists under the Amended Credit Agreement or any of the other Credit Documents and (b) the representations and warranties set forth in Section 6 of the Amended Credit Agreement are, subject to the limitations set forth therein, true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).

         SECTION 4.2. Cross-References. References in this Amendment to any Section are, unless otherwise specified, to such Section of this Amendment.

         SECTION 4.3. Instrument Pursuant to Existing Credit Agreement. This Amendment is a document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.

         SECTION 4.4. Credit Documents. The Borrower and the Guarantors hereby confirm and agree that the Credit Documents are, and shall continue to be, in full force and effect, and hereby ratify and confirm in all respects their obligations thereunder, except that, upon the effectiveness of, and on and after the date of this Amendment, all references in each Credit Document to the "Credit Agreement", "thereunder", "thereof" or words of like import referring to the Existing Credit Agreement shall mean the Amended Credit Agreement.

         SECTION 4.5. Counterparts, Effectiveness, Etc. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

         SECTION 4.6. Governing Law; Entire Agreement. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NORTH CAROLINA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

         SECTION 4.7. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the day and year first above written.


BORROWER:                     SYKES ENTERPRISES, INCORPORATED


                              By:
                                 ----------------------------------------------
                              Name:
                                   --------------------------------------------
                              Title:
                                    -------------------------------------------


GUARANTORS:                   SYKES REALTY, INC.


                              By:
                                 ----------------------------------------------
                              Name:
                                   --------------------------------------------
                              Title:
                                    -------------------------------------------


                              SYKES E-COMMERCE INCORPORATED


                              By:
                                 ----------------------------------------------
                              Name:
                                   --------------------------------------------
                              Title:
                                    -------------------------------------------


LENDERS: BANK OF AMERICA, N.A., individually in its capacity as a Lender and in its capacity as Agent


                              By:
                                 ----------------------------------------------
                              Name:
                                   --------------------------------------------
                              Title:
                                    -------------------------------------------


                              SUNTRUST BANK


                              By:
                                 ----------------------------------------------
                              Name:
                                   --------------------------------------------
                              Title:
                                    -------------------------------------------


                              FIRST UNION NATIONAL BANK


                              By:
                                 ----------------------------------------------
                              Name:
                                   --------------------------------------------
                              Title:
                                    -------------------------------------------

                              BANK ONE, NA (formerly known as The First National Bank of Chicago)


                              By:
                                 ----------------------------------------------
                              Name:
                                   --------------------------------------------
                              Title:
                                    -------------------------------------------


                              FLEET NATIONAL BANK


                              By:
                                 ----------------------------------------------
                              Name:
                                   --------------------------------------------
                              Title:
                                    -------------------------------------------


                              SOUTHTRUST Bank, formerly known as SouthTrust Bank, National Association


                              By:
                                 ----------------------------------------------
                              Name:
                                   --------------------------------------------
                              Title:
                                    -------------------------------------------


                              BANQUE NATIONALE DE PARIS,
                              HOUSTON AGENCY


                              By:
                                 ----------------------------------------------
                              Name:
                                   --------------------------------------------
                              Title:
                                    -------------------------------------------

                                 Schedule 2.1(a)
                       Schedule of Lenders and Commitments


                                                                                              Revolving
                                                  Revolving                                   Commitment
Lender                                            Committed Amount                            Percentage


Bank of America, N.A.                             $ 20,000,000                                 20.0%
100 N. Tryon Street
17th Floor
Charlotte, North Carolina 28255
Attn:  John E. Williams
Telephone:  (704) 388-3234
Telecopy:   (704) 388-0960
jack.williams@bankofamerica.com

SunTrust Bank                                     $ 20,000,000                                 20.0%
401 E. Jackson Street
20th Floor
Tampa, Florida 33602
Attn:  Jennifer Williams
Telephone:  (813) 224-2073
Telecopy:   (813) 224-2833
jennifer.williams@suntrust.com

First Union National Bank                         $ 16,666,666                                 16.7%
100 S. Ashley Drive
Suite 1000
Tampa, Florida 33602
Attn:  John Watts
Telephone:  (813) 276-6421
Telecopy:   (813) 276-6499
john.watts2@firstunion.com

Bank One, NA                                      $ 11,666,667                                 11.7%
Bank One Plaza
Suite IL1-0324, 10th Floor
Chicago, Illinois 60670
Attn:  Curtis A. Price
Telephone:  (312) 732-1542
Telecopy:   (312) 732-2991


Fleet National Bank                               $ 11,666,667                                 11.7%
100 Federal Street
MA BOS 1-7-6
Boston, Massachusetts 02110
Attn:  Thomas Engels
Telephone:  (617) 434-4526
Telecopy:   (617) 434-8102
thomas_engels@fleet.com

SouthTrust Bank                                   $ 10,000,000                                 10.0%
420 North 20th Street
Birmingham, AL 35203
Attn: Florida Corporate Banking (Tampa)
Telephone: (813) 226-0256
Telecopy:  (813) 226-0905
leslie.fredericks@southtrust.com

Banque Nationale de Paris                         $ 10,000,000                                 10.0%
Houston Agency
333 Clay, Suite 3400
Houston, Texas 77002
Attn:  John Stacy
Telephone: (713) 951-1222
Telecopy:  (713) 659-1414
john.stacy@am.bnpgroup.com

                                                  $100,000,000                                100.00%

                                  SCHEDULE 6.6

                               MATERIAL LITIGATION


         Taken individually, the matters described below could reasonable be expected, in the event of an unfavorable outcome, to result in a loss in excess of $1 million. Matters which could not reasonable be expected, in the event of an unfavorable outcome, to result in a loss in excess of $1 million are not listed.

         1.       Shareholder class action lawsuits.

         Sixteen purported class action lawsuits have been filed against Borrower and certain of it officers alleging violations of federal securities laws. All of the actions have been consolidated into one case which is pending in the United States District Court for the Middle District of Florida. The plaintiffs purport to assert claims on behalf of a class of purchasers of the Borrower's common stock during the period from July 27, 1998 through September 18, 2000.

                  a.       Procedural posture of the litigation.

                  All of the cases filed have been consolidated into one action before one judge. The lead plaintiff has filed an amended complaint and the Borrower and the other defendants filed a motion to dismiss. The court did not grant the motion to dismiss and the Borrower has filed its answer to the amended complaint. Plaintiffs have filed a motion for class certification. The plaintiffs have propounded extensive requests for the production of documents to which the Borrower has begun responding.

                  b.       Overview of the facts.

                  The consolidated action claims violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. Among other things, the consolidated action alleges that during 2000, 1999 and 1998, the Borrower and certain of its officers made materially false statements concerning the Borrower's financial condition and its future prospects. The consolidated complaint also claims that certain of the Borrower's quarterly financial statements during 1999 and 1998 were not prepared in accordance with generally accepted accounting principles.

                  c.       Insurance coverage.

                  The Borrower maintained during the period pertinent to the consolidated complaint, $20 million of directors and officers insurance coverage for both it and its officers and directors. The deductible of $250,000 has been met. The primary carrier, National Union, has issued a coverage and reservation of rights letter that raises the potential of a lack of coverage solely under exclusions that are typically raised at the early stages of cases such as these.

                  d.       Conclusion.

                  The Borrower's potential loss exposure depends on numerous variables such as the ruling on the motion for class certification (which could narrow the number of claimants in the class), the ability of the plaintiff's to prove that the diminution in Borrower's market capitalization proximately and actually resulted from any of the conduct alleged in the complaint, and the performance of the Borrower's stock price in the relatively near future.


         2.       Sykes Realty, Inc. adv. Bogatay Construction, Inc.

         One of the Borrower's subsidiaries, Sykes Realty, Inc. ("Sykes Realty"), filed a complaint against Bogatay Construction, Inc. ("Bogatay") on or about September 8, 1999, alleging defects in the Borrower's Klamath Falls, Oregon call center facility, which Bogatay constructed. Sykes Realty believes that it has suffered or will suffer damages in the approximate amount of $1.3 million as a result of Bogatay's faulty construction work. Bogatay filed a counterclaim against the Borrower and one of its employees, David Reule for indemnification concerning the damages that Sykes Realty sought from Bogatay. Prior to trial, which occurred in the second quarter of 2001, Sykes Realty's insurance carrier, paid $1 million to Sykes Realty in full settlement of its obligations under the insurance policy. At the conclusion of the trial, the jury awarded Sykes Realty the approximate sum of $550,000. Bogatay has informally indicated that it intends to appeal the verdict, but has offered to give up its appeal for a reduction in the award.

         3.       Kyrus Corporation adv. Sykes Enterprises, Incorporated.

         Litigation is pending in the Court of Common Pleas for Greenville County, South Carolina. The Borrower has been sued by Kyrus Corporation, a South Carolina corporation, with respect to certain contractual arrangements between the parties, regarding a Software License and Software Contracts Assignment Agreement (the "License/Agreement"), under which the Borrower licensed to Kyrus certain software and assigned to Kyrus certain customer (end-user) contracts relating to those customers' use of the licensed software. The License/Agreement is dated on or about July 1998.

                  a.       Claims.

                  First, Kyrus alleges that the Borrower breached its express and implied warranties under the License/Agreement, including those of merchantability and fitness for a particular purpose, by reason that the software was not functional, did not conform to specifications, and was not year 2000 compliant, and that the customer contracts assigned to Kyrus were in breach or default by the Borrower. No specific damages amount is stated in the complaint with respect to the alleged breach of warranties.

                  Kyrus also claims it is owned more than $2.2 million by the Borrower for direct costs incurred by Kyrus in providing support services to the Borrower's customers regarding the assigned customer contracts in excess of certain agreed upon support limits. The Borrower intends to assert, as a defense to this claim, that Kyrus failed to give timely notice in accordance with the notice provisions of the License/Agreement.

                  Finally, Kyrus claims it is owed $4.5 million of the consideration paid to the Borrower by Kyrus. Alternatively, Kyrus demands that Sykes return to Kyrus certain shares of Kyrus preferred stock having an aggregate par value of $4.5 million.

                  b.       Insurance coverage.

                  The Borrower has forwarded the lawsuit to its insurance carrier and has been informed by a representative of its insurance carrier that the types of allegations contained in the complaint, because they appear to relate to the functionality of the software product (and subject to any further amendments of the complaint by the plaintiff), are generally covered by existing insurance policies of the Borrower, which, in the aggregate, provide approximately $20 million of coverage. The primary carrier, Chubb Group of Insurance Companies, has however, issued a coverage and reservation of rights letter that raises the potential of a lack of coverage under exclusions that are typically raised at the early stages of cases such as these.

                  c.       Status of the case.

                  The Borrower has filed an answer denying the allegations regarding functionality and asserting, among others, the defenses described above. The parties recognize that the facts involved in this litigation are extremely complex, and have therefore agreed to a stay in the litigation to permit informal discovery. The stay is currently in effect until the beginning of August, at which time the parties intend to meet to discuss settlement. In the event a satisfactory resolution cannot be attained at that meeting, it is likely that the stay will be lifted and formal discovery will commence. It is also likely that if this matter proceeds towards trial, it will do so very quickly due to the accelerated trial docket in Greenville County